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                                                                   EXHIBIT 10.29

                        [FRITZ COMPANIES, INC. LETTERHEAD]

                                 October 2, 1996




Ronald W. Womack

Subject:          EMPLOYMENT AGREEMENT

Dear Ron:

This letter will confirm your discussion with Lynn Fritz and Dennis Pelino regarding your employment agreement with Fritz Companies.

The Company has agreed to a three year employment agreement for you, which is subject to formal approval of the Compensation Committee of the Board. You will receive an increase to your base salary to $160,000 per year. You will be eligible for annual increases in accordance with Fritz policy. Your position with the Company will be as Vice President, Director of Finance, with responsibility for the financial reporting and accounting functions. You will be an officer of the Company.

You will be awarded a one-time grant of Fritz Restricted Share Rights of 2,500 shares. These shares will cliff vest three years from the date of this agreement. You will also be eligible to participate in the Company's Executive Performance Based Retention Plan at the $150,000 level. This Plan will be individually discussed with you by Dennis Pelino.

In addition, you will be provided with an auto allowance of $500 per month and three weeks vacation annually.

Either party may terminate this agreement with 30 days notice. If Fritz Companies initiates that process, your Restricted Stock grant will vest on the date of termination and you will be provided a separation package equal to one year's salary. You will have the option to have your severance paid in lump sum or salary continuation.
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Ronald W. Womack
October 2, 1996
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Ron, as Lynn and Dennis have indicated, you are a key asset of the Company and highly valued. We look forward to your contribution in the years ahead.

                                            Congratulations,


                                            /s/ Stephen A. Enna
                                            ----------------------------
                                            Stephen A. Enna
                                            Chief Administrative Officer


Agreed and Acknowledged By:


/s/ Ronald W. Womack                         Date: October 4, 1996
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Ronald W. Womack